SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 1-15397
                                                                         -------

                                 Genroco, Inc.
                                 -------------
             (exact name of registrant as specified in its charter)

                  255 Info Highway, Slinger, Wisconsin  53086
                  -------------------------------------------
                            Telephone: 262-644-8700
                            -----------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, Par Value $.02
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspect the duty to file reports:

       Rule 12g-4(a)(1)(i)    [ X ]          Rule 12h-3(b)(1)(ii)  [ X ]
       Rule 12g-4(a)(1)(ii)   [ X ]          Rule 12h-3(b)(2)(i)   [   ]
       Rule 12g-4(a)(2)(i)    [   ]          Rule 12h-3(b)(2)(ii)  [   ]
       Rule 12g-4(a)(2)(ii)   [   ]          Rule 15d-6            [   ]
       Rule 12h-3(b)(1)(i)    [ X ]

     Approximate number of holders of record
as of the certification or notice date:           235

     Pursuant to the requirements of the Securities Exchange Act of 1934 Genroco, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   June 13, 2001                   BY:/s/Carl A. Pick
     ----------------------------          -------------------------------
                                           Carl A. Pick
                                           President and Chief Executive Officer